EXHIBIT 99.1


            RYMER FOODS ANNOUNCES TERMINATION OF MERGER AGREEMENT
                        WITH FOREST LAKE PARTNERS LLC

      CHICAGO, IL, August 17, 2001. The Board of Directors of Rymer Foods, Inc. (OTCBB: RFDS) announced today that FLP Holdings III, LLC and RFI Acquisition, Inc., which previously entered into a merger agreement with Rymer Foods on April 10, 2001, have terminated the agreement. In their notice of termination, FLP Holdings and RFI have claimed that Rymer Foods has breached the merger agreement. Rymer Foods intends to respond to the notice of termination with a notice to FLP Holdings and RFI denying that it is in breach of the agreement and describing what Rymer Foods believes to be FLP Holdings' and RFI's breaches of the agreement. Rymer Foods is currently evaluating its options with regard to legal claims it may have as a result of termination of the agreement. Rymer Foods' Board of Directors is also considering various other strategic alternatives with a view to maximizing shareholder value.

      Rymer Foods also announced that it anticipates that as a result of cost-cutting and other initiatives instituted by its management earlier in the fiscal year, it will report break-even operating results for the three months and nine months ended July 28, 2001. Rymer Foods incurred losses of approximately $188,000 and $317,000 for the three months ended July 29, 2000 and the nine months ended July 29, 2000, respectively.

      Rymer Foods is the holding company for its direct, wholly-owned subsidiary, Rymer Meat Inc. Through this subsidiary, Rymer Foods is engaged in the development and production of frozen, pre-seasoned, portion-controlled meat entrees for restaurants, food distributors, food processors and retail customers.

      Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.



 Paul Conti, Chairman of the Board, Chief Executive Officer and President
 Rymer Foods, Inc.
 (773) 927-9700